shareholder
letter
Q3 2026

our mission is
to develop the
best education
in the world
and make it universally available.

DUOLINGO Q3 2026                                       2

Q3 Highlights

User Metrics	Q3 2025	Q3 2026
Daily Active Users	50.5M	64.9M
29% YoY
Paid Subscribers	11.5M	13.1M
at period end		14% YoY

Financial Metrics	Q3 2025	Q3 2026
Revenues	$271.7M	$309.0M
14% YoY
Bookings	$281.9M	$316.1M
12% YoY
Net Income (1)	$292.2M	$27.2M
	107.5% margin	8.8% margin
Adjusted EBITDA	$80.0M	$78.7M
	29.5% margin	25.5% margin
Net Cash Provided by Operating Activities	$84.2M	$89.4M
	31.0% margin	28.9% margin
Free Cash Flow	$77.4M	$75.3M
	28.5% margin	24.4% margin

(1) During the three months ended September 30, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit, net of a return-to-provision adjustment, in the period of $222.7 million.
DUOLINGO Q3 2026                                       3

Dear shareholders,

We had a great Q3. Daily active users (DAUs) accelerated for a second quarter in a row to 29% year-over-year growth, up from 23% in Q2. Bookings, revenue, and profitability were also ahead of our expectations.

At the beginning of the year, we laid out a plan to prioritize teaching better and user growth, knowing it would take time to see results. We're now seeing the user acceleration we hoped for, and I'm proud of how our team has executed against our strategy. We expect this momentum to continue, with year-over-year DAU growth in Q4 similar to Q3, and Q4 bookings slightly ahead of the guidance implied by our previous full-year outlook.

User growth in Q3
Last quarter, I explained how the Green Machine compounds many small product changes into meaningful improvements through experimentation. That process continued to drive strong user growth in Q3. We ran hundreds of experiments across various parts of our product, like notifications and streaks, aimed at increasing user retention and DAUs.

Because of the strength of our brand, we’re also finding new ways to bring people into Duolingo through partnerships. This quarter, we partnered with two mobile games: Brawl Stars, a global multiplayer game, and Eggy Party, a game popular in China. Our mascot, Duo, was featured prominently inside both games, and players could earn rewards by learning on Duolingo. Together, these partnerships brought us millions of new and returning users.

Duo invades Brawl Stars (left) and Eggy Party (right)
Speaking practice
One of our biggest priorities this year has been getting learners to practice speaking more. Speaking is an essential part of learning a language, but it's also the hardest skill to practice regularly. Since the beginning of the year, the proportion of exercises that learners can answer by speaking has doubled.

As we continue driving our per-unit AI costs down, we’re also making progress in expanding access to Video Call, our AI-powered conversation practice feature. Last quarter we began giving unlimited access to Video Call to new Super subscribers, and we’re on track to make it available to all Super subscribers by the end of this year. This is an important step toward our goal of teaching better.
DUOLINGO Q3 2026                                       4

Monetization
Every new learner expands the audience we can monetize over time. While teaching better and user growth remain our top priorities, we're gradually leaning more into monetization in ways that preserve the quality of our free experience.

Subscriptions remain our largest monetization opportunity, and we believe the most durable way to grow them is to teach better. We're particularly excited about Video Call's potential to help language learners make real progress in speaking, and we're focused on getting more people to use it and better understand its value.

Since unlimited Video Call will be part of Super, we've decided to sunset Duolingo Max, our highest subscription tier. This month, we will stop selling new Max subscriptions and move existing Max individual subscribers to a Super family plan at the same price, giving them the same feature set plus the added benefit of sharing their subscription with family or friends. The bookings effect of this should be minimal and is reflected in our Q4 guidance. We are still considering options for legacy subscribers on the Max family plan, but we will address this in 2027.

Lastly, we’re finding new ways to monetize that also drive engagement. Junior’s Toy Hunt was a good example of this in Q3. It was the first event built around our new Avatar Collections system, where learners collect puzzle pieces to unlock avatar outfits. The event was one of our biggest experiment wins for getting learners to complete more lessons, and it showed that collection events can be a meaningful opportunity to grow in-app purchases over time. We plan to continue building on this format with a regular cadence of collection events.

Junior's Toy Hunt: do lessons, collect puzzle pieces, unlock suits

DUOLINGO Q3 2026                                       5

Looking ahead
Our user growth this year in every region of the world and in every subject we teach reinforces our belief that we still have an enormous opportunity ahead of us. Our ambition is to ultimately reach one billion learners and build a much larger business over time. The more people we can teach, the bigger that opportunity becomes.

Luis von Ahn
CEO and Co-Founder

P.S. That's me in Scraps, the grand-prize outfit from Junior's Toy Hunt.
DUOLINGO Q3 2026                                       6

financial performance and outlook

Summary of Financial and Key Operating Metrics

(in millions)	Q3 2025	Q3 2026	YoY
User Metrics

Daily active users (DAUs) (1)	50.5	64.9	29%
Paid subscribers (period end)	11.5	13.1	14%
Operating Metrics

Subscription bookings	$240.3	$278.4	16%
Total bookings	$281.9	$316.1	12%
GAAP Financial Measures

Revenues	$271.7	$309.0	14%
Gross profit	$196.9	$225.1	14%
Gross margin (%)	72.5%	72.9%	40 bps
Net income (2)	$292.2	$27.2	(91)%
Net income margin	107.5%	8.8%	nm
Net cash provided by operating activities	$84.2	$89.4	6%
Operating cash flow margin	31.0%	28.9%	(210) bps
Non-GAAP Financial Measures (3)

Adjusted EBITDA	$80.0	$78.7	(2)%
Adjusted EBITDA margin	29.5%	25.5%	(400) bps
Free cash flow	$77.4	$75.3	(3)%
Free cash flow margin	28.5%	24.4%	(410) bps

(1) We primarily evaluate user engagement using DAUs, with MAUs as a supplementary metric. MAUs were 135.3 million and 153.1 million for the three months ended September 30, 2025 and 2026, respectively, representing 13% year-over-year growth.
(2) During the three months ended September 30, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit, net of a return-to-provision adjustment, in the period of $222.7 million.
(3) Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

All amounts in millions are rounded from thousands; totals and percentages may not sum due to rounding.
DUOLINGO Q3 2026                                              8

Gillian Munson
Chief Financial Officer

Q3 2026 highlights

We entered 2026 with a plan to invest in our product and reaccelerate user growth while delivering healthy financial results. Three quarters in, we're seeing evidence that our strategy is working and that we're executing it well. Q3 DAU growth accelerated for the second quarter in a row, and our bookings growth also improved. We also delivered bookings, revenue, and Adjusted EBITDA ahead of our most recent guidance.

Bookings increased 12% over the prior year on both a reported and constant-currency basis to $316.1 million, accelerating four percentage points sequentially. Subscription bookings led the acceleration, increasing 16% over the prior year, up six percentage points from Q2, due in large part to the strength in user growth.

Revenue grew 14% over the prior year on both a reported and constant-currency basis to $309.0 million. Revenue growth moderated from Q2 because subscription revenue is recognized ratably over the subscription term, so it reflects the slower prior-period bookings growth. As bookings growth reaccelerates, we expect revenue growth to follow.

Gross margin was 72.9%, a modest improvement over the prior year and above our expectations. The outperformance was primarily due to lower feature-based AI costs and favorable hosting cost trends.

GAAP operating expenses grew $39.2 million, or 24%, over the prior year and included an $11.4 million accrual for a company-wide performance bonus tied to achieving our Q4 DAU growth goal of 25% or greater. This bonus was previously excluded from our outlook.

We generated $27.2 million in net income, representing an 8.8% margin, down from $292.2 million a year ago, when we recognized a $222.7 million tax benefit from the release of a tax valuation allowance. Adjusted EBITDA was $78.7 million, representing a 25.5% margin.

Cash and short-term investments increased to $1.4 billion at quarter end. Net cash provided by operating activities was $89.4 million, and free cash flow was $75.3 million. Fully diluted shares were 50.8 million at the end of the quarter. During Q3, we repurchased $6.4 million, or 48,419 shares of stock, under the $400 million program announced in February. Through October 30, 2026, total repurchases under the program were 781,439 shares, for $82.0 million, offsetting all of the dilution from 2024 and 2025.

DUOLINGO Q3 2026                                              9

Q4 and FY 2026 guidance

We are providing the following guidance for the fourth quarter and full year ending December 31, 2026.(1)

(in millions)	Q4 2026	FY 2026
Bookings	$382	$1,296
YoY bookings growth	13%	12%
Revenues	$322	$1,221
YoY revenue growth	14%	18%
Adjusted EBITDA(2)	$84	$323
Adjusted EBITDA margin(2)	26.1%	26.5%

(1) Our guidance in the table above assumes foreign exchange rates as of October 30, 2026. On a constant-currency basis, assuming the average foreign exchange rates for Q4 2025 remained constant for Q4 2026, we estimate our Q4 2026 year-over-year growth for bookings and revenue at 14% and 13%, respectively. On a constant-currency basis, assuming the average foreign exchange rates for full-year 2025 remained constant for full-year 2026, we estimate our full-year 2026 year-over-year growth for bookings and revenue at 11% and 16%, respectively.
(2) Reconciliations of forward-looking Adjusted EBITDA and Adjusted EBITDA margin to GAAP net income and GAAP net income margin, respectively, have not been provided, as certain components (including stock-based compensation and legal, tax, and regulatory reserves) cannot be calculated or predicted without unreasonable effort.

We are raising our full-year guidance across all key financial metrics. We expect to finish 2026 at the high end of both the 10% to 12% bookings growth and 15% to 18% revenue growth targets we set at the start of the year. We expect full-year Adjusted EBITDA of $323 million, or a 26.5% margin, up $3 million from our previous guidance, and $21 million above the midpoint of our original 2026 guidance provided in February. We expect stock-based compensation of approximately 14% of revenue for 2026. Before share repurchases, we anticipate dilution from equity grants of 3.5% to 4.0%. Our full-year effective tax rate assumption remains 23% to 25%.

We expect Q4 bookings of $382 million, up 13% over the prior year. We expect Q4 revenue of $322 million, up 14% over the prior year. This reflects our Q3 DAU outperformance and continued strength in advertising and in-app purchases. As a reminder, given our international exposure, we estimate that every 1% move in the U.S. dollar against our currency basket will impact Q4 bookings by approximately $2 million.

We expect gross margin of 72.0% in Q4, down 90 basis points sequentially as we expand the rollout of AI-based features on our platform. We expect Q4 Adjusted EBITDA of $84 million, or a 26.1% margin. This outlook includes an additional accrual for the remainder of our company-wide DAU performance bonus, which was not previously included in our guidance, as well as the timing shift of certain expenses from Q3 into Q4.

We are excited about our business momentum and the opportunity we have to finish this year strong. We look forward to sharing our 2027 outlook when we report fourth quarter results in February.
DUOLINGO Q3 2026                                              10

Dilutive securities

Duolingo has various dilutive securities outstanding. The table below details these securities:

(Amounts in millions, except share price)	Price as of September 30, 2026	Weighted-average exercise price	Shares
Share price	$142.40
Common stock outstanding as of September 30, 2026			47.1
Founder awards (1)			0.6
Dilutive effect of stock options outstanding (2)		$20.36	0.4
RSUs outstanding			2.6
Total estimated diluted shares outstanding			50.8

Video webcast

Duolingo will host a video webcast to discuss its third quarter results today, November 3, 2026, at 5:00 p.m. ET. This live webcast and related materials will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website two hours following completion of the webcast.

About Duolingo

Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

(1) Includes 0.6 million underlying performance-based Restricted Stock Units ("RSUs") where performance criteria have not been satisfied.
(2) The Company has 0.5 million options outstanding as of September 30, 2026. The estimated dilutive effect is calculated as the number of shares expected to be issued upon vesting or exercise, adjusted for the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Duolingo common stock.
DUOLINGO Q3 2026                                              11

Definitions

Daily Active Users (DAUs). DAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. The measurement period for DAUs is the three months ended September 30, 2026 and the same period in the prior year where applicable, and the analysis of results is based on those periods. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to any Duolingo subscription offering and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial or who are non-paying members of a family plan.

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of any Duolingo subscription offering. Total bookings include subscription bookings, income from advertising networks for advertisements served to our users, purchases of the Duolingo English Test, and in-app purchases of virtual goods ("IAPs"). We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenues because we recognize subscription revenues ratably over the lifetime of a subscription, the majority of which are twelve months in duration.

Monthly Active Users (MAUs). MAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. The measurement period for MAUs is the three months ended September 30, 2026 and the same period in the prior year where applicable, and the analysis of results is based on those periods. MAUs are a supplemental measure and help illustrate the size of our global active user community on Duolingo.

Limitation of key operating metrics and other data

We manage our business by tracking several operating metrics, including DAUs, paid subscribers, and subscription and total bookings. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. These metrics are determined by using internal data gathered on an analytics platform that we developed and operate and have not been validated by an independent third party. This platform tracks user account and session activity. If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We believe that these metrics are reasonable estimates of our user base for the applicable period of measurement, and that the methodologies we employ and update from time to time to create these metrics are reasonable bases to identify trends in user behavior. Because we update the methodologies we employ to create metrics, our operating metrics may not be comparable to those in prior periods. Other companies, including companies in our industry, may calculate these metrics differently.
DUOLINGO Q3 2026                                              12

Non-GAAP financial measures

We use certain non-GAAP financial measures to supplement our reported financial results, which are presented in accordance with GAAP. Non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA margin, constant-currency measures, non-GAAP R&D expense, non-GAAP S&M expense and non-GAAP G&A expense (collectively, the “non-GAAP operating expenses”), free cash flow, and free cash flow margin. Please refer to the definitions and reconciliation at the end of this letter. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

The effect of currency exchange rates on our business is an important factor in understanding period-to-period comparisons. We use non-GAAP percentage change in constant-currency revenues and bookings, which exclude the impact of fluctuations in foreign currency exchange rates, for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe this information is useful to investors to facilitate comparisons and better identify trends in our business. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We calculate constant-currency revenues by translating current-period foreign currency revenues using prior-year exchange rates applied consistently over the full revenue recognition period. We calculate constant-currency bookings by using current-period foreign currency bookings and translating them to constant currency using prior-year comparable period exchange rates. The constant-currency percentage change for revenues and bookings is calculated by dividing the difference between the constant-currency amount and the prior-year comparable period amount by the prior-year comparable period amount.

DUOLINGO Q3 2026                                              13

Forward-looking statements

This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this letter, including without limitation, statements regarding our business model and strategic priorities for growth, product enhancement, and monetization (including the expected benefits and efficacy of our products, our offerings to subscribers, events, and product innovation for user growth and retention), potential acquisitions, projected bookings and daily active user growth, our share repurchase program, our use of AI features, our medium-term user growth targets, our investments in new learning subjects, our expected learning outcomes and proficiency levels, and our financial outlook and guidance, are forward-looking statements. Without limiting the generality of the foregoing, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to retain and grow our users and sustain their engagement with our products; competition in the online language learning industry; our limited operating history; our ability to maintain or increase profitability; our ability to manage our growth and operate at such scale; the success of our investments; our reliance on third-party platforms to store and distribute our products and collect revenue; our reliance on third-party hosting, cloud computing providers and Artificial Intelligence (“AI”) vendors; our ability to compete for advertisements; acceptance by educational organizations of technology-based education; our ability to access, protect, collect, use, and otherwise process personal data about our users and payers, and to comply with applicable data privacy laws; our ability to successfully develop, implement and use AI and machine learning technologies; our ability to adequately obtain, protect and maintain our intellectual property rights; and the other important factors more fully detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as any such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (“SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this letter. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Website information

We routinely post important information for investors on the Investor Relations section of our website, investors.duolingo.com, and also from time to time may use social media channels, including our X account x.com/duolingo and our LinkedIn account linkedin.com/company/duolingo, as an additional means of disclosing public information to investors, the media, and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media, and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.
DUOLINGO Q3 2026                                              14

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2025	September 30, 2026

ASSETS
Current assets
Cash and cash equivalents	$1,036,389	$1,239,607
Short-term investments	104,078	134,294
Accounts receivable	162,827	142,056
Deferred cost of revenues	102,663	106,188
Income tax receivable	14,067	618
Prepaid expenses and other current assets	16,582	29,582
Total current assets	1,436,606	1,652,345
Operating lease right-of-use assets	80,380	73,359
Long-term investments	135,098	110,120
Intangible assets, net	28,309	26,216
Property and equipment, net	36,297	53,020
Goodwill	35,335	40,341
Restricted cash	2,735	2,735
Deferred tax assets, net	227,339	203,605
Other assets	10,083	4,422
Total assets	$1,992,182	$2,166,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Deferred revenues	$496,205	$513,567
Accounts payable	7,998	13,740
Income tax payable	1,257	2,265
Accrued expenses and other current liabilities	45,688	70,536
Total current liabilities	551,148	600,108
Long-term obligation under operating leases	93,779	84,216
Deferred tax liabilities, net	249	242
Total liabilities	645,176	684,566
Commitments and contingencies
Stockholders’ equity
Class A common stock, $0.0001 par value; 2,000,000 shares authorized as of December 31, 2025 and September 30, 2026; 40,368 issued and outstanding as of December 31, 2025, and 40,717 issued and 40,708 outstanding at September 30, 2026, respectively Class B common stock, $0.0001 par value; 30,000 shares authorized as of December 31, 2025 and September 30, 2026; 6,260 and 6,399 issued and outstanding at December 31, 2025 and September 30, 2026, respectively	5	5
Treasury stock, at cost, 0 and 9 shares as of December 31, 2025 and September 30, 2026, respectively.	—	(1,249)
Additional paid-in capital	1,058,783	1,090,840
Retained earnings	288,218	392,001
Total stockholders’ equity	1,347,006	1,481,597
Total liabilities and stockholders' equity	$1,992,182	$2,166,163
DUOLINGO Q3 2026                                              15

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30,
(in thousands)	2025	2026

Revenues	$271,713	$309,007
Cost of revenues	74,802	83,875
Gross profit	196,911	225,132
Operating expenses:
Research and development	82,707	107,748
Sales and marketing	35,081	42,156
General and administrative	43,964	51,032
Total operating expenses	161,752	200,936
Income from operations	35,159	24,196
Other expense, net	(503)	(1,055)
Income before interest income and income taxes	34,656	23,141
Interest income	11,793	12,426
Income before income taxes	46,449	35,567
(Benefit from) provision for income taxes	(245,746)	8,402
Net income and comprehensive income (1)	$292,195	$27,165
Net income per share attributable to Class A and Class B common stockholders, basic	$6.36	$0.58
Net income per share attributable to Class A and Class B common stockholders, diluted	$5.95	$0.54

(1) During the three months ended September 30, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit, net of a return-to-provision adjustment, in the period of $222.7 million.

DUOLINGO Q3 2026                                              16

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(in thousands)	2025	2026

Cash flows from operating activities:
Net income	$372,111	$103,783
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(239,486)	23,727
Depreciation and amortization	10,583	12,718
Stock-based compensation expense	101,175	120,334
Accretion on marketable securities, net	(1,458)	(983)
Impairment of capitalized software	—	2,134
Changes in assets and liabilities:	37,620	66,762
Net cash provided by operating activities	280,545	328,475
Net cash used for investing activities	(63,996)	(35,980)
Net cash provided by (used for) financing activities	9,202	(89,277)
Net increase in cash, cash equivalents and restricted cash	225,751	203,218
Cash, cash equivalents and restricted cash - Beginning of period	788,526	1,039,124
Cash, cash equivalents and restricted cash - End of period	$1,014,277	$1,242,342

DUOLINGO Q3 2026                                              17

appendix

Revenues

The table below provides revenues by product type:

(in thousands)	Q3 2025	Q3 2026	Change	% Change
Subscription	$229,491	$269,985	$40,494	18%
Advertising	21,019	20,820	(199)	(1)%
Duolingo English Test	9,649	9,854	205	2%
In-App Purchases	11,096	6,880	(4,216)	(38)%
Other	458	1,468	1,010	221%
Total revenues	$271,713	$309,007	$37,294	14%

DUOLINGO Q3 2026                                                   19

Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin and GAAP Operating Expenses and Non-GAAP Operating Expenses

Adjusted EBITDA is defined as net income excluding interest income, income taxes, depreciation and amortization, stock-based compensation expenses related to equity awards, including employer payroll taxes related to equity transactions, acquisition transaction and integration costs, acquisition earn-out costs, and impairment of capitalized software. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues. GAAP operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Non-GAAP operating expenses are defined as the respective GAAP operating expenses excluding depreciation and amortization, stock-based compensation expenses related to equity awards, and, as applicable, transaction costs related to acquisitions, acquisition earn-out costs and impairment of capitalized software. These non-GAAP financial measures are used by management to evaluate the financial performance of our business and we present these non-GAAP financial measures because we believe that they are helpful in highlighting trends in our operating results and that they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following tables present a reconciliation of our net income and GAAP operating expenses, the most directly comparable financial measures presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA margin and non-GAAP operating expenses, respectively.

	Three Months Ended September 30,
(in thousands)	2025	2026
Net income (1)	$292,195	$27,165
Add (deduct):
Interest income	(11,793)	(12,426)
(Benefit from) provision for income taxes (1)	(245,746)	8,402
Depreciation and amortization	3,553	4,280
Stock-based compensation expenses related to equity awards (2)	37,368	49,105
Acquisition transaction and integration costs (3)	4,204	257
Acquisition earn-out costs (4)	265	365
Impairment of capitalized software (5)	—	1,556
Adjusted EBITDA	$80,046	$78,704

Revenues	$271,713	$309,007

Adjusted EBITDA margin	29.5%	25.5%

DUOLINGO Q3 2026                                                   20

Reconciliation: GAAP to Non-GAAP Operating Expense	Three Months Ended September 30,
(in thousands)	2025	2026

Total GAAP Operating Expense	$161,752	$200,936
Less: Depreciation and amortization	(1,422)	(1,384)
Less: Stock-based compensation expenses related to equity awards (2)	(37,340)	(49,069)
Less: Other adjustments (3) (4) (5)	(4,469)	(2,178)
Non-GAAP Operating Expense	$118,521	$148,305

Reconciliation: GAAP to Non-GAAP R&D Expense	Three Months Ended September 30,
(in thousands)	2025	2026

Total GAAP R&D Expense	$82,707	$107,748
Less: Depreciation and amortization	(826)	(823)
Less: Stock-based compensation expenses related to equity awards (2)	(23,802)	(31,727)
Less: Other adjustments (3) (5)	(2,798)	(1,556)
Non-GAAP R&D Expense	$55,281	$73,642

Reconciliation: GAAP to Non-GAAP S&M Expense	Three Months Ended September 30,
(in thousands)	2025	2026
Total GAAP S&M Expense	$35,081	$42,156
Less: Depreciation and amortization	(242)	(160)
Less: Stock-based compensation expenses related to equity awards (2)	(1,686)	(2,544)
Less: Other adjustments (3)	(133)	—
Non-GAAP S&M Expense	$33,021	$39,452

Reconciliation: GAAP to Non-GAAP G&A Expense	Three Months Ended September 30,
(in thousands)	2025	2026
Total GAAP G&A Expense	$43,964	$51,032
Less: Depreciation and amortization	(354)	(401)
Less: Stock-based compensation expenses related to equity awards (2)	(11,852)	(14,798)
Less: Other adjustments (3) (4)	(1,538)	(622)
Non-GAAP G&A Expense	$30,220	$35,211
DUOLINGO Q3 2026                                                   21

Reconciliation: Free Cash Flow and Free Cash Flow Margin

Free cash flow is defined as net cash provided by operating activities, less capitalized software development costs and purchases of intangible assets, and less purchases of property and equipment. Free cash flow margin is defined as Free cash flow as a percentage of revenues. We believe that Free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. Free cash flow has certain limitations in that it does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments. The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Free cash flow:

	Three Months Ended September 30,
(in thousands)	2025	2026

Net cash provided by operating activities	$84,239	$89,444
Less: Capitalized software development costs and purchases of intangible assets	(2,021)	(3,131)
Less: Purchases of property and equipment	(4,862)	(10,973)
Free cash flow	$77,356	$75,340

Revenues	$271,713	$309,007

Free cash flow margin	28.5%	24.4%

(1) During the three months ended September 30, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit, net of a return-to-provision adjustment, in the period of $222.7 million.
(2) In addition to stock-based compensation expense of $35.6 million and $47.5 million for the three months ended September 30, 2025 and 2026, respectively, this includes costs incurred related to taxes paid on equity transactions.
(3) Represents costs incurred related to acquisition transaction and integration costs.
(4) Represents costs incurred related to the earn-out payments on acquisitions.
(5) Represents impairment of capitalized software.
DUOLINGO Q3 2026                                                   22

Contacts

Investor Relations:
Deborah Belevan
ir@duolingo.com

Press:
Michelle Scully
press@duolingo.com
DUOLINGO Q3 2026                                                   23